Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated December 22, 2011 for Cantor G&W (Nevada), L.P. in the Registration Statement (Form S-1) and related Prospectus of Cantor Entertainment Technology, Inc. dated December 22, 2011.

/s/ Ernst & Young LLP

Las Vegas, Nevada

December 22, 2011